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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                                BIONUTRICS, INC.
                         ------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)

                                   090946 10 4
                         ------------------------------
                                 (CUSIP Number)

                               December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|     Rule 13d-1(b)

|_|     Rule 13d-1(c)

|X|     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided on a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

------------------------                                       -----------------
CUSIP No.    090946 10 4                13G                    Page 2 of 7 Pages
------------------------                                       -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        R.H. LANE LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        ARIZONA
--------------------------------------------------------------------------------


        NUMBER OF          5     SOLE VOTING POWER
         SHARES
      BENEFICIALLY               0
        OWNED BY           -----------------------------------------------------
          EACH
        REPORTING
         PERSON
          WITH

                           6     SHARED VOTING POWER

                                 3,268,185
                           -----------------------------------------------------

                           7     SOLE DISPOSITIVE POWER

                                 0
                           -----------------------------------------------------

                           8     SHARED DISPOSITIVE POWER

                                 3,268,185


--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,268,185

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        |_|

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        15.70%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

------------------------                                       -----------------
CUSIP No.    090946 10 4                13G                    Page 3 of 7 Pages
------------------------                                       -----------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        RONALD H. LANE
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        ARIZONA
--------------------------------------------------------------------------------

        NUMBER OF          5     SOLE VOTING POWER
         SHARES
      BENEFICIALLY               795,978
        OWNED BY
          EACH             -----------------------------------------------------
        REPORTING
         PERSON
          WITH

                           6     SHARED VOTING POWER

                                 3,268,185
                           -----------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                 795,978
                           -----------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                 3,268,185

--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,064,163
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.81%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

------------------------                                      ------------------
CUSIP No.    090946 10 4                13G                    Page 4 of 7 Pages
------------------------                                      ------------------
ITEM 1.

        (a)     Name of Issuer: Bionutrics, Inc.

        (b)     Address of Issuer's Principal Executive Offices:
                           2425 East Camelback Road, Suite 650
                           Phoenix, Arizona  85016

ITEM 2.

        (a)     Name of Person Filing: R.H. Lane Limited Partnership and Ronald
                H. Lane

        (b)     Address of Principal Business Office or, if none, Residence:
                           2425 East Camelback Road, Suite 650
                           Phoenix, Arizona  85016

        (c)     Citizenship or Place of Organization:
                           R.H. Lane Limited Partnership: Arizona
                           Ronald H. Lane: United States


        (d)     Title of Class of Securities: Common Stock

        (e)     CUSIP Number: 090946 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)     [_]     Broker or dealer registered under Section 15 of the Act.

        (b)     [_]     Bank as defined in Section 3(a)(6) of the Act.

        (c)     [_]     Insurance company as defined in Section 3(a)(19) of the
                        Act.

        (d)     [_]     Investment company registered under Section 8 of the
                        Investment Company Act.

        (e)     [_]     An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E);

        (f)     [_]     An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);

        (g)     [_]     A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G);

        (h)     [_]     A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

        (i)     [_]     A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act;

------------------------                                       -----------------
CUSIP No.    090946 10 4                13G                    Page 5 of 7 Pages
------------------------                                       -----------------

        (j)     [_]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)     Amount Beneficially Owned: 4,064,163*

        (b)     Percent of Class: 18.81%

        (c)     Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote: 795,978

                (ii)    Shared power to vote or to direct the vote: 3,268,185

                (iii)   Sole power to dispose or to direct the disposition of:
                        795,978

                (iv)    Shared power to dispose or to direct the disposition of:
                        3,268,185

        *Includes 760,000 shares issuable upon exercise of options held by Mr. Lane. Also includes 28,571 shares of stock pursuant to a stock grant approved by the Board of Directors but not yet issued. Ronald H. Lane disclaims beneficial ownership of all shares held by the R.H. Lane Limited Partnership except to the extent that his individual interest in such shares arises from his interest in such entity.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Limited and general partners of the R.H. Lane Limited Partnership have the right to receive dividends and sale proceeds from the shares. The only limited partner who has a right to receive dividends and proceeds from shares held by the partnership that represent more than 5% of the shares outstanding is Sandy Lane, the wife of Ronald H. Lane. The only general partner with a more than 5% interest is Ronald H. Lane.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable.

------------------------                                       -----------------
CUSIP No.    090946 10 4                13G                    Page 6 of 7 Pages
------------------------                                       -----------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable.

ITEM 10. CERTIFICATION

                  Not Applicable.

------------------------                                       -----------------
CUSIP No.    090946 10 4                13G                    Page 7 of 7 Pages
------------------------                                       -----------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                       2/14/00
                                          -----------------------------------
                                                        Date



                                                 /s/ Ronald H. Lane
                                          -----------------------------------
                                                      Signature



                                             Ronald H. Lane, General Partner
                                          -----------------------------------
                                                    Name/Title



                                                       2/14/00
                                          -----------------------------------
                                                        Date



                                                 /s/ Ronald H. Lane
                                          -----------------------------------
                                                      Signature



                                                   Ronald H. Lane
                                          -----------------------------------
                                                     Name/Title



ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).